Exhibit 1

                   RECOVERY ENGINEERING, INC.
                 1993 DIRECTOR STOCK OPTION PLAN

         DIRECTOR'S NONQUALIFIED STOCK OPTION AGREEMENT
         ----------------------------------------------


OPTIONEE:                          Sanjay Patel

GRANT DATE:                        July 19, 1996

NUMBER OF OPTION SHARES:           1,000 Shares

OPTION PRICE PER SHARE:            $11.26 per Share

EXPIRATION DATE:                   July 19, 2001


          THIS AGREEMENT is made as of the Grant Date set forth above, by and between Recovery Engineering, Inc. (the "Company"), and the Optionee named above, who is a non-employee director of the Company (the "Optionee").

          The Company desires, by affording the Optionee an opportunity to purchase shares of its Common Stock, $.01 par value (the "Common Stock"), as hereinafter provided, to carry out the purpose of the Recovery Engineering, Inc. 1993 Stock Option Plan (the "Option Plan").

          NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereby agree as follows:

     1. Grant of Option. The Company hereby grants to the Optionee the right and option to purchase all or any part of the aggregate number of shares of Common Stock set forth above (the "Option Shares") (such number being subject to adjustment as provided in paragraph 7 hereof) on the terms and conditions set forth in this Agreement. This option is not intended to be an "incentive stock option" within the meaning of section 422 of the Internal Revenue Code of 1986, as amended.

     2.   Purchase Price.  The purchase price of the Option
Shares shall be the Option Price Per Share set forth above (such
Option Price Per Share being subject to adjustment as provided in paragraph 7 hereof).

     3.   Term and Exercise of Option.

          a. The term of this option shall commence on the Grant Date and shall continue until the Expiration Date set forth above. Except as otherwise provided herein, this option may not be exercised prior to six months after the Grant Date, and may thereafter be exercised for the purchase of all or any part of the Option Shares at any time, or from time to time, prior to the Expiration Date set forth above.

          b. Neither the Optionee nor the Optionee's legal representatives, legatees or distributees, as the case may be, will be, or will be deemed to be, a holder of any Option Shares for any purpose unless and until certificates for such shares are issued to the Optionee or the Optionee's legal representatives, legatees or distributees, under the terms of the Option Plan.

     4.   Limitations on Exercise of Option.

          a. The obligation of the Company to sell and deliver shares under this option shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to the completion of any registration or qualification for such shares under any federal or state law, or any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

          b. This option shall not be exercisable if at any date of exercise, it is the opinion of counsel for the Company that registration of said shares under the Securities Act of 1933, or other applicable statute or regulation, is required and this option shall again become exercisable only if the Company elects to and thereafter effects a registration of said shares under the Securities Act of 1933, or other applicable statute or regulation, within the period of this option.

          c. It is the Company's intent that the provisions of this option comply in all respects with Section 16 of the Securities Exchange Act of 1934 and any regulations promulgated thereunder, including Rule 16b-3. If any provision of this option is found not to be in compliance with said Rule, the provision shall be deemed null and void.

          d. Payment upon exercise of this option may be made in cash, by personal check payable to the Company, by delivery of shares of Common Stock having an aggregate fair market value on the date of exercise which is not less than the option price, or by a combination thereof.

     5. Nontransferability of Option. This option shall not be transferable by the Optionee, other than by will or the laws of descent and distribution. During the lifetime of the Optionee, this option shall be exercisable only by the Optionee.

     6. Termination of Service. This option will not confer upon the Optionee any right with respect to continuance of service as a director of the Company or a Subsidiary of the Company, nor will it interfere in any way with the Company's right or the Subsidiary's right to terminate his service at any time. If for any reason the Optionee ceases to be a director of the Company, this option will remain exercisable until the Expiration Date set forth above. In the event of the death of the Optionee, this option shall be exercisable only by the executors or administrators of the Optionee's estate or by the person or persons to whom the Optionee's rights under the option shall pass by the Optionee's Will or the laws of descent and distribution.

     7. Adjustments in Event of Change in Common Stock. In the event of any change in the Common Stock of the Company by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination, or exchange of shares, or rights offering to purchase Common Stock at a price substantially below fair market value, or of any similar change affecting the Common Stock, the number and kind of shares which thereafter are subject to this option and the purchase price per share thereof shall be appropriately adjusted consistent with such change in such manner as the Board of Directors may deem equitable to prevent substantial dilution or enlargement of the rights granted to the Optionee.

     8. Interpretation. The interpretation and construction of any provision of the Option Plan and this option shall be made by the Board of Directors and shall be final, conclusive and binding on the Optionee and all other persons.

     9. Subsidiary. The term "Subsidiary" as used in the Option Plan and in this Option Agreement means a subsidiary corporation, at least 50% of the outstanding voting stock or voting power of which is beneficially owned, directly or indirectly, by the Company.

     10. Option Plan Governs. This option is in all respects subject to and governed by all of the provision of the Option
Plan.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its corporate name by its duly authorized officer, and the Optionee has executed this Agreement as of the Grant Date set forth above.

          COMPANY:            RECOVERY ENGINEERING, INC.


                              By \s\ Brian F. Sullivan
                                 -------------------------------
                                   Brian F. Sullivan
                                   Chief Executive Officer

          OPTIONEE:           \s\ Sanjay Patel
                              --------------------------------
                              Sanjay Patel